Exhibit 4.44

# SECOND AMENDMENT TO DIRECTOR AGREEMENT

THIS SECOND AMENDMENT TO THE DIRECTOR AGREEMENT (this "Second Amendment") is entered into as of December 20, 2024 (the "Second Amendment Effective Date") by and between Dr. Joan LaRovere, an individual and resident of Massachusetts (the "Director") and LifeMD, Inc. (the "Company"), a Delaware Corporation. The Director and the Company are also each hereinafter referred to individually as a "Party" and together as the "Parties".

RECITALS

**WHEREAS**, on or around February 9, 2023 ("Effective Date"), the Company and the Director entered into a Director Agreement (the "Director Agreement");

WHEREAS, as part of the Compensation in the Director Agreement and as specified in more detail therein: (i) 37,500 restricted shares vested on February 9, 2023; (i) (ii) an additional 37,500 restricted shares will vest on February 9, 2025; and (iii) 37,500 options (at a $1.89 strike price per share) will vest on February 9, 2025.

**WHEREAS**, also as part of the Compensation in the Director Agreement, Director receives Director Fees in the amount of $6,000 per quarter, as specified in more detail therein;

WHEREAS, on or around January 20, 2024, the Company and the Director entered into a First Amendment to Director Agreement, wherein the Director Fees were increased to $7,000 per quarter, as specified in more detail therein;

**WHEREAS**, in further consideration for the Director's service on both the Board and on the Audit Committee from July 1, 2024 through the earlier of the 2025 annual meeting of stockholders or June 30, 2025, the Parties desire to further amend the Director Agreement in order for the Company to further increase the Director Fees to the total amount of $15,000 per quarter, effective Q3 2024, as specified in more detail below;

WHEREAS, in further consideration of the Director's long-time active participation in the Company's advisory committees (*i.e.*, medical advisory and product advisory), the Parties desire to further amend the Director Agreement in order for the Company to award a make a one-time award of restricted shares, as specified in more detail below.

**WHEREAS**, for avoidance of doubt, other than the amendments set forth below in this Second Amendment, all other provisions of the Director Agreement remain in effect today and moving further, unless and until amended in the future.

**NOW THEREFORE**, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. <u>Amendments</u>. The Director Agreement shall be further amended as follows, in accordance with the terms and conditions of Paragraph 18 thereof:

   a. <u>The Following Language Is Added To Director Agreement ¶ 3(b)</u>:

Additionally, in further consideration for the Director's service on both the Board (*i.e.*, \$50,000/yr) and on the Audit Committee (*i.e.*, \$10,000/yr) from July 1, 2024 through the earlier of the 2025 annual meeting of stockholders or June 30, 2025, the Parties desire to further amend the Director Agreement in order for the Company to further increase the Director Fees to the total amount of \$15,000 per quarter, effective Q3 2024 payable on the first business day of each quarter (or shortly thereafter based on the first subsequent payroll issuance that occurs in the ordinary course of business), with the first two quarterly payments made contemporaneously with complete execution of this Agreement (or shortly thereafter based on the first subsequent payroll issuance that occurs in the ordinary course of business) by wire transfer (or other means) to the account designated by the Director.

b. <u>The Following Language Is Added To Director Agreement ¶ 3(a)</u>:

Additionally, in further consideration of the Director's long-time, active, and exceptional participation on and contribution to the Company's advisory committees (*i.e.*, medical advisory since early 2023 and product advisory since mid-2023), the Parties desire to further amend the Director Agreement in order for the Company to make a one-time award of 9,685 restricted shares, vesting on the Second Amendment Effective Date.

2. <u>Governing Law; Jurisdiction</u>. This Second Amendment shall be governed by and in
3. accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal proceeding arising out of or based upon this Second Amendment shall be instituted in the federal courts or the courts of the State of Delaware and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

4. <u>Counterparts</u>. This Second Amendment may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding all parties not having signed the same counterpart.

**IN WITNESS WHEREOF**, each of the undersigned hereby (a) executes this Second Amendment to the Director Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Second Amendment to the Director Agreement.

EXECUTED as of the Second Amendment Effective Date, as set forth above.

**LIFEMD, INC.**

By: Justin Schreiber, Chairman & CEO

**DIRECTOR**

DocuSigned by:

B4220E8028E441D...

By: Dr. Joan LaRovere